SUBMISSION OF MATTERS TO A VOTE OF SHAREHOLDERS

The Joint Annual Meeting of Shareholders of the Common Shares of Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, First Trust Energy Income and Growth Fund, First Trust Enhanced Equity Income Fund, First Trust/Aberdeen Global Opportunity Income Fund, First Trust Mortgage Income Fund, First Trust Strategic High Income Fund II, First Trust/Aberdeen Emerging Opportunity Fund, First Trust Specialty Finance and Financial Opportunities Fund, First Trust Dividend and Income Fund (formerly First Trust Active Dividend Income Fund), First Trust High Income Long/Short Fund and First Trust Energy Infrastructure Fund, was held on April 23, 2014 (the "Annual Meeting"). At the Annual Meeting, Trustee Robert F. Keith was elected by the Common Shareholders of the First Trust Strategic High Income Fund II as a Class II Trustee for a three-year term expiring at the Fund's annual meeting of shareholders in 2017. The number of votes cast in favor of Mr. Keith was 7,274,840, the number of votes against was 125,717 and the number of broker non-votes was 1,058,312. James A. Bowen, Niel B. Nielson, Richard E. Erickson, and Thomas R. Kadlec are the other current and continuing Trustees.